File No._____________

   As filed with the Securities and Exchange Commission on
                           October 7, 1998

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                        ----------------------

                              FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
     -------------------------------------------------------

                          FirstEnergy Corp.
          (Exact name of registrant as specified in charter)

          OHIO                                 34-1843785
(State or other jurisdiction              (I.R.S. Employer
of incorporation or organization)        Identification No.)

                76 South Main Street, Akron, Ohio 44308
                             (330) 384-5100
  (Address, including zip code, of Principal Executive Offices)

           Centerior Energy Corporation Employee Savings Plan
                       (Full title of the plan)

                           Nancy C. Ashcom
                         Corporate Secretary
                          FirstEnergy Corp.
                        76 South Main Street,
                          Akron, Ohio 44308
                       Tel. No. (330) 384-5504
(Name, address, and telephone number, including area code, of agent for service)

                             Copies to:
                       John H. Byington, Esq.
                Winthrop, Stimson, Putnam & Roberts
                       One Battery Park Plaza
                    New York, New York 10004
                      Tel. No. (212) 858-1102

            ----------------------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

<CAPTION
                           CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------
Title of securities  Amount to be  Proposed maximum   Proposed maximum      Amount of
 to be registered     registered    offering price   aggregate offering   registration
                                       per unit            price              fee
-------------------  ------------  ----------------  ------------------  -------------

Common Stock, par      2,100,000       $31.0625***   $65,231,250.00***    $19,243.22
value $0.10 per         shares**
share*


*   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this
    Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein..
**  This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as a result of, stock splits, stock dividends or similar transactions.
*** Pursuant to Rule 457(h) and Rule 457(c), the proposed maximum offering price per share and the registration fee are based on the reported average of the high and low prices for FirstEnergy Corp. Common Stock on the New York Stock Exchange on October 1, 1998.



                            PART II

         INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.    Incorporation of Documents by Reference.

          The following documents which have heretofore been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") are incorporated by reference herein and shall be deemed to be a part hereof:

          1.  Annual Report on Form 10-K for the year ended
     December 31, 1997.

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

          3.  Amendment to Current Report on Form 8-K of the
     Company dated November 10, 1997 on Form 8-K/A dated January
     22, 1998.

          4.  Current Report on Form 8-K of the Company dated
     June 18, 1998.

          All documents, filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

         DESCRIPTION OF FIRSTENERGY CAPITAL STOCK

     The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, par value $0.10 per share, and 5,000,000 shares of preferred stock, par value $100 per share.

     Certain provisions of the Company's Amended Articles of Incorporation (the "Articles") and Amended Code of Regulations (the "Regulations") are summarized or referred to below. The following description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Articles and Regulations, as well as applicable statutory or other law.

FirstEnergy Common Stock

     Voting Rights. The holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of Common Stock held of record by such holder as of the record date for such meeting. Under the Articles, the voting rights, if any, of the Company's preferred stock may differ from the voting rights of the Company's Common Stock. The holders of Common Stock are not entitled to cumulate their votes for the election of directors. The Company's Articles provide that the Board of Directors be divided into three classes with the term of office of the respective classes to expire in successive years.

     In order to amend or repeal, or adopt any provision inconsistent with, the provisions of the Articles dealing with
(a) the right of the Board of Directors to establish the terms of unissued shares or to authorize the acquisition by the Company of its outstanding shares; (b) the absence of cumulative voting and preemptive rights; or (c) the requirement that 80% of the voting power of the Company's outstanding shares must approve the foregoing, 80% of the voting power of the Company's outstanding shares must approve. In addition, the approval of 80% of the voting power of the Company's outstanding shares must be obtained to amend or repeal, or adopt a provision inconsistent with, the provisions of the Regulations dealing with (a) the time and place of shareholders' meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings; (b) the number, election and terms of directors, the manner of filling vacancies on the Board of Directors, the removal of directors or manner in which directors are nominated; or (c) the indemnification of officers or directors. Amendment of the provision of the Regulations that requires the approval of 80% of the voting power of the Company's outstanding shares in the instances enumerated, or the adoption of a provision inconsistent therewith, above requires the same level of approval.
     Adoption of a plan of merger, consolidation or reorganization, as well as adoption of certain amendments to the Articles (other than those requiring 80% approval as specified above), authorization of a sale or other disposition of all or substantially all of the assets of the Company not made in the usual and regular course of its business or adoption of a resolution of dissolution of the Company, and any other matter which would otherwise require a two-thirds approving vote, require authorization by the holders of two-thirds of the voting power of the outstanding shares of Common Stock, unless the Board of Directors provides otherwise by resolution, in which case such authorization shall be by a majority of the voting power of the Company and the approval of a majority of the voting power of any shares entitled to vote as a class, to the extent not inconsistent with the Articles or the Regulations.

     Dividends. Subject to prior rights and preferences of any issued and outstanding shares of the Company's preferred stock, the holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors out of funds of the Company legally available therefor. The Company's ability to pay dividends depends primarily upon the ability of its subsidiaries to pay dividends or otherwise transfer funds to it. The articles of incorporation, certain mortgages and other agreements, as supplemented, of Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company and The Toledo Edison Company, the Company's direct and indirect electric utility subsidiaries, contain provisions which, under certain conditions, restrict the ability of these subsidiaries to transfer funds to the Company in the form of cash dividends. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the Board of Directors will declare a dividend.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to share ratably, after the prior rights of the holders of any issued and outstanding shares of the Company's preferred stock have been satisfied, in any assets remaining after payment in full of all liabilities of the Company.

     No Preemptive, Redemption or Conversion Rights. The holders of Common Stock will have no preemptive rights to acquire or subscribe to any shares, or securities convertible into shares, of Common Stock. The holders of Common Stock will have no redemption or conversion rights.

     Listing. The outstanding Common Stock of the Company is traded on the New York Stock Exchange.

     Transfer Agent and Registrar.  The Transfer Agent and
Registrar for the Common Stock is FirstEnergy Securities Transfer
Company, a wholly owned subsidiary of the Company.
FirstEnergy Preferred Stock

     Pursuant to Article IV of the Articles, the Board of Directors has the authority to issue preferred stock from time to time in one or more classes or series. Pursuant to Article V of the Articles, the Board of Directors is authorized to adopt amendments to the Articles to fix or change the express terms of any unissued or treasury shares of any class, including preferred stock.

                        RIGHTS PLAN

     On November 18, 1997 the Company authorized assignment of one share purchase right (a "Right") for each outstanding share of Common Stock (the "Shares") of the Company. Each Right entitles the registered holder to purchase from the Company one Share at a price of $70 per Share (the "Purchase Price"), when the Rights become exercisable. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as rights agent (the "Rights Agent"). This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

Rights Initially not Separable from Common Stock

     The Rights will be evidenced by the Shares certificates until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (the date of such public announcement being called the "Share Acquisition Date") or (ii) 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer by a person other than the Company if, upon consummation of the offer, such person, together with persons affiliated or associated with it, would be the beneficial owner of 25% or more of the outstanding Shares (the earlier of such days being called the "Distribution Date"). The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption, termination or expiration of the Rights), new Share certificates issued upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, termination or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificate.

Separation of Rights from Common Stock

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

Exercise of Rights

     The Rights are not exercisable until the Distribution Date.
The Rights will expire November 28, 2007 unless such date is extended or unless the Rights are earlier redeemed by the Company or exchanged for Shares, in each case as described below.

     The Purchase Price payable, and the number of Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Shares, (ii) upon the grant to holders of the Shares of certain rights or warrants to subscribe for or purchase Shares at a price, or securities convertible into Shares with a conversion price, less than the then current market price of the Shares or (iii) upon the distribution to holders of the Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Shares) or of subscription rights or warrants (other than those referred to above).

     In the event that (i) the Company merges with or is involved in another business combination transaction with an Acquiring Person, (ii) 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, (iii) an Acquiring Person acquires 25% or more of the Shares, or (iv) an Acquiring Person engages in one or more self-dealing transactions with the Company, then, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of Common Stock of the Company or of the acquiring company, as the case may be, which at the time of such transaction will have a value double the amount of the Purchase Price.

     Any Rights that are or were beneficially owned at any time on or after the Distribution Date by an Acquiring Person shall become null and void upon the occurrence of any event described in the preceding paragraph and no holder of such Rights shall have any right with respect to such Rights from and after the occurrence of any such event.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Shares on the last trading day prior to the date of exercise.

Redemption of Rights

     At any time prior to the 10th day following the Share Acquisition Date (unless extended by the Company), the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price").

     In that connection, the amount payable to any holder of the Rights will be rounded up to the nearest $.01. Payments of less than $1.00 will be sent to holders of the Rights only if the particular holder entitled to the payment specifically requests that the payment be sent. Immediately upon the action of the Company ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Exchange of Rights

     After the Distribution Date and prior to the time an Acquiring Person has acquired 50% or more of the then outstanding Shares, the Company may require that some or all of the Rights be exchanged on a one for one basis (subject to adjustment for stock splits, stock dividends and other similar transactions) for Shares. To the extent that Rights are required to be exchanged for Shares, the right to exercise those Rights will terminate and the only right of the holder thereof will be to exchange those Rights for Shares.

Amendments

     The terms of the Rights may be amended by the Company without the consent of the holders of the Rights, including an amendment to extend the period during which the rights may be redeemed, except that after the Distribution Date no such amendment may otherwise adversely affect the interests of the holders of the Rights. In the event an Acquiring Person, after triggering the redemption option of the Company, reduces its shareholdings to less than 15% then the redemption rights are reinstated.

No Rights as a Shareholder

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

Effect of Rights

     The Rights will not prevent a takeover of the Company. The Rights, however, may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction which is in the best interests of the Company because the Rights can be redeemed as herein described before the consummation of such transaction.

                            YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to identify the applicable year. Any of the Company's programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations. For purposes of this discussion of the Year 2000 issue, references to "the Company" means FirstEnergy and its subsidiaries combined.

     The Company has determined that, if it did not take any action to avoid the consequences of its Year 2000 issue, such issue would have a material effect on its business, results of operations and financial condition. Consequently, the Company has developed a multi-phase program for Year 2000 compliance that consists of (i) assessment of the corporate systems and operations of the Company that could be affected by the Year 2000 problem, (ii) remediation or replacement of non-compliant systems and components and (iii) testing of systems and components following such remediation or replacement. The Company has focused its Year 2000 review on three areas: (A) information technology ("IT") system applications, (B) non-IT systems and (C) relationships with third parties (including suppliers as well as end customers).

     The Company currently believes that with modifications to existing software and conversions to new software, the Year 2000 issue will pose no significant operational problems for its computer systems as so modified and converted. Most of the Company's Year 2000 problems will be resolved through system replacement. Of the Company's major IT systems, the general ledger system and inventory management and procurement accounts payable system will be replaced by the end of 1998. The Company's payroll system was replaced in July 1998; all employees will be converted to the new system by January 1999. The customer service system is due to be replaced in mid-1999. The Company has categorized its non-IT systems into 16 separate areas, and has already determined that five of such areas pose no material Year 2000 problem. The Company has identified certain Year 2000 issues in nine of such areas and is in the process of remediating them. The Company plans to complete the assessment for the final two areas the by the end of 1998. The Company plans to complete the entire Year 2000 project by September 1999. If the already identified modifications and conversions are not made, or are not completed on a timely basis, or if the Company identifies material additional modifications which are not completed on a timely basis, the Year 2000 issue would have a material impact on operations.
     The Company has initiated formal communications with many of its major suppliers to determine the extent to which it is vulnerable to those third parties' failure to resolve their own Year 2000 problems and is still in the assessment phase as to whether and to what extent such third parties have a Year 2000 issue. There can be no guarantee that the failure of other companies to resolve their own Year 2000 issue will not have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is utilizing both internal and external resources to reprogram and/or replace and test the Company's software for Year 2000 modifications. Of the total project cost, approximately $64 million will be capitalized since those costs are attributable to the purchase of new software for total system replacements (i.e., the Year 2000 solution comprises only a portion of the benefit resulting from the system replacements). The remaining $8 million will be expensed as incurred over the next two years. To date, the Company has expensed approximately $1,100,000 related to the assessment of, and preliminary efforts in connection with, its Year 2000 project and the development of a remediation plan. The Company's total Year 2000 projected cost, as well as its estimates of the time needed to complete remedial efforts, are based on currently available information and do not include the estimated costs and time associated with the impact of a third party's Year 2000 issue.

     The Company believes the most reasonably likely worst case scenario from the Year 2000 issue to be disruptions in power plant monitoring systems, thereby producing inaccurate data and failures in electronic switching mechanisms at transmission junctions. This would prolong localized outages, as technicians would have to manually activate switches. Such an event would have a material, but presently indeterminable, effect on the Company's financial results. The Company has not yet developed a contingency plan to address the effects of its failure, or that of any of its principal suppliers, to become Year 2000 compliant but currently expects to have a contingency plan by the spring of 1999.

     The costs of the project and the dates on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived from numerous assumptions of future events including the continued availability of certain resources, and other factors. However, there can be no guarantee that this project will be completed as planned and actual results could differ materially from the estimates. Specific factors that might cause material differences include, but are not limited to, the availability and cost of trained personnel, the ability to locate and correct all relevant computer code, and similar uncertainties.

Item 5.    Interests of Named Experts and Counsel.

     The legality of the Common Stock offered pursuant to this registration statement has been passed upon for the Company by David L. Feltner, Associate General Counsel for the Company. Mr. Feltner is a holder of shares (and options to purchase shares) of Common Stock of the Company. As of October 5, 1998, Mr. Feltner owned 3,055 shares of Common Stock of the Company.

Item 6.    Indemnification of Directors and Officers.

     Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.

     Regulation 31 of the Company's Code of Regulations provides as follows:

         "The Company shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

     Regulation 32 of the Company's Code of Regulations provides as follows:

          "The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest."

Item 7.    Exemption from Registration Claimed.

     Not applicable.

Item 8.    Exhibits.

Exhibit
Number                        Description
------                        -----------

4(a)       Amended Articles of Incorporation of FirstEnergy Corp.
           (physically filed and designated in Registration No.
           333-21011 as Exhibit (3)-1).

4(b)       Amended Code of Regulations of the FirstEnergy Corp.
           (physically filed and designated in Registration No.
           333-21011 as Exhibit (3)-2).

4(c) Form of Common Stock Certificate (physically filed and designated in Registration No. 333-40063 as Exhibit
           4(c)).

4(d) Rights Agreement dated as of November 18, 1997, between FirstEnergy Corp. and The Bank of New York and form of Right Certificate (physically filed and designated in Current Report of Form 8-K dated
           November 18, 1997 as Exhibit 4.1).

5          Opinion of David L. Feltner, Esq., Associate General
           Counsel for the Company as to the securities being registered.

15         Letter re: Unaudited Interim Financial Information.

23(a)      Consent of David L. Feltner, Esq. (contained in
           Exhibit 5)

23(b)      Consent of Independent Accountants, Arthur Andersen
           LLP

Item 9.    Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)  to include any prospectus required by Section
       10(a)(3) of the Securities Act of 1933 (the "1933 Act");

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
                      -------------

                             SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in The City of Akron and State of Ohio, on the 6th day of October, 1998.



                        FIRSTENERGY CORP.

                        By  /s/ Willard R. Holland
                            ----------------------
                                Willard R. Holland
                        Chairman and Chief Executive Officer


                         POWER OF ATTORNEY

     Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints H. Peter Burg and Nancy C. Ashcom, and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this registration statement and any and all amendments, including post-effective amendments, to this registration statement, which amendment may make such changes in the registration statement as the registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                      Title                    Date
---------                      -----                    ----

/s/Willard R. Holland       Chairman of the       October 6, 1998
---------------------       Board and Chief
(Willard R. Holland)        Executive Officer

/s/H.Peter Burg             President, Chief      October 6, 1998
---------------             Operating Officer
(H. Peter Burg)             and Director

/s/Richard H. Marsh         Vice President and    October 6, 1998
-------------------         Chief Financial
(Richard H. Marsh)          Officer

/s/Harvey L. Wagner         Controller and Chief  October 6, 1998
-------------------         Accounting Officer
(Harvey L. Wagner)

/s/Dr. Carol A. Cartwright  Director              October 6, 1998
-------------------------
(Dr. Carol A. Cartwright)

                            Director
--------------------
(William F. Conway)

/s/Robert L. Loughhead      Director              October 6, 1998
----------------------
(Robert L. Loughhead)

                            Director
------------------------
(Robert B. Heisler, Jr.)

/s/Russell W. Maier         Director              October 6, 1998
-------------------
(Russell W. Maier)

/s/Glenn H. Meadows         Director              October 6, 1998
-------------------
(Glenn H. Meadows)

/s/Paul J. Powers           Director              October 6, 1998
------------------
(Paul J. Powers)

                            Director
-------------------
(Robert C. Savage)

/s/George M. Smart          Director              October 6, 1998
-------------------
(George M. Smart)

/s/Jesse T. Williams        Director              October 6, 1998
--------------------
(Jesse T. Williams,Sr.)


     Pursuant to the requirements of the Securities Act of 1933, the plan administrators of the Centerior Energy Corporation
Employee Savings Plan have duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Akron, State of Ohio on October 6, 1998.

                          CENTERIOR ENERGY CORPORATION
                          EMPLOYEE SAVINGS PLAN

                              /s/ James A. Bowers
                              -------------------
                          By: James A. Bowers


                       EXHIBIT INDEX


Exhibit
  No.      Description
-------    -----------


4(a)*      Amended Articles of Incorporation of FirstEnergy Corp.
           (physically filed and designated in Registration
           Statement No. 333-21011 as Exhibit (3)-1).

4(b)*      Amended Code of Regulations of FirstEnergy Corp.
           (physically filed and designated in Registration
           Statement No. 333-21011 as Exhibit (3)-2).

4(c)* Form of Common Stock Certificate (physically filed and designated in Registration Statement No. 333-40063 as
           Exhibit 4(c).

4(d)* Rights Agreement dated as of November 18, 1997, between FirstEnergy Corp. and The Bank of New York and form of Right Certificate (physically filed and designated in Current Report of Form 8-K dated
           November 18, 1997 as Exhibit 4.1).

5          Opinion of David L. Feltner, Esq., Associate General
           Counsel for the Company as to the securities being registered.

15         Letter re: Unaudited Interim Financial Information.

23(a)      Consent of David L. Feltner, Esq. (contained in
           Exhibit No. 5).

23(b)      Consent of Independent Accountants, Arthur Andersen
           LLP.

---------------------

*     Incorporated by reference as noted therein.